Exhibit 10.28

FORM OF

EMPLOYMENT SECURITY AGREEMENT

This Agreement (the “Agreement”) is made as of [              ] 2003 (the “Effective Date”) by and between Houghton Mifflin Company (the “Company”) and [                         ] (the “Executive”).

WHEREAS, the Company considers it desirable to foster the continuous employment of the Executive by providing the Executive with the severance, confidentiality, and non-competition arrangement set forth herein; and

WHEREAS, the Board of Directors of Houghton Mifflin Holdings, Inc. (“Holdings”), the Company’s ultimate parent company, has determined to grant the Executive options to purchase the Class A Common Stock, $0.001 par value per share, of Holdings in consideration of the Executive entering into this Agreement pursuant to a Class A Option Certificate agreement between Holdings and the Executive and Holdings’ 2003 Stock Option Plan as from time to time in effect (the “Plan”);

NOW THEREFORE, in consideration of such option grant and the mutual promises, terms, provisions, and conditions set forth in this Agreement, the parties hereby agree:

1.                                       Effectiveness; Definitions.

a.                                       Term.  The “term” of this Agreement shall commence on the Effective Date and continue in effect while the Executive is employed by the Company and for a period of three hundred and sixty-five (365) days after his or her employment terminates; provided, however, that any provision of this agreement that should by its nature survive such expiration to accomplish its purpose shall so survive, including without limitation Sections 4 and 5 hereof.  Expiration of this Agreement shall not relieve either party from any liability arising from breach of this Agreement.

b.                                      Definitions.  Words or phrases that are initially capitalized or are within quotation marks shall have the meanings provided in this Agreement, certain of which are defined in Section 10 of this Agreement.

2.                                       Severance Benefits.

a.                                       Termination By the Company Other than for Cause.  In the event that the Company terminates the Executive’s employment with the Company other than for Cause, in addition to any base salary earned but not paid through the date of termination and any incentive bonus payment accrued and earned but not yet paid to Executive under the Company’s Management Incentive Plan (if any) for work performed in the calendar year immediately prior to the calendar year in which the Executive was terminated, and provided that no benefits are payable to the Executive under a separate severance agreement or severance plan as a result of such termination, the Company shall provide the Executive, as severance pay, twelve (12) months of salary continuation of the Executive’s base salary at the higher of (i) the rate in effect on the date of termination, or (ii) the rate in effect on the Effective Date.  In the event that Executive is eligible for benefits under a separate agreement to provide severence or severance plan, payments provided under this Section 2.a. shall be reduced by the amount payable to Executive under the separate agreement or plan.

b.                                      Termination By the Executive for Good Reason.  In the event the Executive terminates his or her employment with the Company for Good Reason (defined below), the Executive shall be entitled to receive such severance pay as he or she would have been entitled to receive had his or her employment been terminated by the Company other than for Cause in accordance with Section 2.a. above (including the application of any offset for benefits payable to the Executive under a separate severance agreement or severance plan as a result of such termination); provided that the Executive satisfies all conditions to such entitlement, including, without limitation, the execution, delivery and non-revocation of an effective Release of Claims.

c.                                       Termination for Cause or Other than Good Reason.  In the event that the Company terminates Executive’s employment with the Company for Cause, or the Executive terminates Executive’s employment with the Company other than for Good Reason, the Company shall have no obligation to the Executive in respect of severance pay or other termination benefits other than any base salary earned but not paid through the date of termination.

d.                                      Employment at Will.  Nothing in this Agreement is to be construed as giving the Executive rights to employment or continued employment with the Company.  Moreover, in the event of a termination of the Executive’s employment on any basis other than those set forth in clauses (a) through (c) of this Section 2, e.g., as a result of death, disability, resignation, or otherwise, no severance pay or other termination benefits are payable under this Agreement.

e.                                       Release of Claims; Severance Practices.  Any obligation of the Company to the Executive under Section 2.a. or 2.b. is conditioned upon the Executive signing a release of claims in the form provided by the Company (the “Release of Claims”) within twenty-one days (or such greater period as the Company may specify) following the later of the date on which the Executive’s employment terminates or the date on which the Executive receives a copy of the Release of Claims and upon the Executive not revoking the Release of Claims in a timely manner thereafter.   Any severance pay to which the Executive is entitled under Section 2.a. or 2.b. shall be payable as salary continuation in accordance with the normal payroll practices of the Company for its executives and shall begin at the Company’s next regular payday which is at least five (5) business days following the date the Release of Claims shall be effective and irrevocable, but shall be retroactive to the next business day following the date of termination of the Executive’s employment.

3.                                       Termination After Change of Control.  Notwithstanding any contrary provision in the Plan or in any option grant agreement between Holdings and the Executive pursuant to which Executive’s Options are granted, in the event that the Company or its successor in interest terminates Executive’s employment other than for Cause within three hundred and sixty-five (365) days following a Change of Control (other than a Change of Control resulting from a Public Offering) that is consummated prior to July 1, 2007, then within thirty (30) days of Executive’s termination of employment, Holdings or its successors in interest, at Holdings’ or its successor’s option, either:

a.                                       shall pay to Executive an amount of cash equal to the product of:

i.                                          the remainder of (x) the number of Options held by Executive that were not vested upon the consummation of such Change of Control but would have been vested but for insufficient passage of time (“Time Unvested Options”), minus (y) the number of Time Unvested Options (if any) that survived such Change of Control or were replaced with substitute awards that, in either case, vested prior to or upon the termination of Executive’s employment, and (z) the number of Time Unvested Options (if any) for which Executive was paid in cash or other property (other than substitute awards) upon the consummation of such Change of Control (such remainder being referred to herein as the Executive’s “Unvested Change of Control Options”), multiplied by

ii.                                       the remainder of (x) the Fair Value of Consideration per share of Holdings Class A Common Stock, $0.001 par value per share, received by the Investors in the Change of Control transaction minus (y) the per share exercise price of the Unvested Change of Control Options (such remainder being referred to herein as the “Option Spread Amount”); or

b.                                      shall issue or transfer to Executive Consideration having a Fair Value equal to the Executive’s Unvested Change of Control Options multiplied by the Option Spread Amount.

All Unvested Change of Control Options held by the Executive shall immediately terminate upon the payment, issuance, or transfer to the Executive of the cash or Consideration required pursuant to paragraph a. or b. above.

4.                                       Confidential Information.

a.                                       The Executive acknowledges that the Company and the Company Affiliates continually develop Confidential Information; that the Executive may have developed and may develop hereafter Confidential Information for the Company or any Company Affiliate; and that the Executive may learn of Confidential Information during the course of employment.  The Executive shall comply with the policies and procedures of the Company and the Company Affiliates for protecting Confidential Information and shall not disclose to any Person or use, other than as required by applicable law or for the proper performance of his or her or her duties and responsibilities to the Company and the Company Affiliates, any Confidential Information obtained by the Executive incident to his or her employment or any other associations with the Company or any of the Company Affiliates.  The Executive understands that this restriction shall continue to apply after his or her employment terminates, regardless of the reason for such termination.

b.                                      All documents, records, tapes, and other media of every kind and description relating to the business, present or otherwise, of the Company and the Company Affiliates and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company and the Company Affiliates.  The Executive shall safeguard all Documents and shall surrender to the Company at the time his or her employment terminates, or at such earlier time or times as the Company may specify, all Documents then in the Executive’s possession or control.

5.                                       Assignment of Rights to Intellectual Property.  The Executive shall promptly and fully disclose all Intellectual Property to the Company.  The Executive hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) all the Executive’s rights, title, and interests in and to all Intellectual Property and all claims or causes of action arising therefrom or relating thereto, and waives and agrees to waive any moral rights or other special rights which Executive may have or accrue therein.  The Executive agrees to execute any and all applications for domestic and foreign patents, copyrights, or other proprietary rights and to do such other acts requested by the Company to assign the Intellectual Property to the Company and to permit the Company to enforce any patents, copyrights, or other proprietary rights to the Intellectual Property, including, without limitation, the execution and delivery of instruments of assignment, further assurance, or confirmation, and the provision of good faith testimony by affidavit, in-person, or otherwise.  The Executive shall not charge the Company for time spent in complying with these obligations.  All copyrightable works that the Executive creates shall be considered “work made for hire.”

6.                                       Restricted Activities.  The Executive agrees that some restrictions on his or her activities during and after his or her employment are reasonable and necessary to protect the goodwill, Confidential Information and other legitimate interests of the Company and the Company Affiliates and accordingly agrees as follows:

a.                                       While the Executive is employed by the Company and for a period of three hundred and sixty-five (365) days after his or her employment terminates (in the aggregate, the “Non-Competition Period”), the Executive shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer, or otherwise, engage in any business which is the same as or similar to or otherwise competes with the business of the Company or any of the Company Affiliates within the United States or in any other country in which the Company or any of the Company Affiliates is doing any such business or undertake any planning for any such business.  Specifically, but without limiting the foregoing, the Executive agrees not to engage in any manner in any activity that is directly or indirectly competitive or potentially competitive with the business of the Company or any Company Affiliate as conducted or under consideration at any time during the Executive’s employment or other associations with the Company or any Company Affiliate.  It will not be a violation of this Section 6.a. for the Executive to own less than 1% of the outstanding publicly-traded securities of a competitor of the Company or its Affiliates through a mutual fund or other passive investment vehicle not managed by the Executive.  For the purposes of this Section 6, the business of the Company and the Company Affiliates shall include without limitation all Products and the Executive’s undertaking shall encompass all items, products and services that may be used in substitution for Products.

b.                                      The Executive agrees that, during his or her or her employment with the Company, he or she shall not perform any consulting services and that during such employment he or she shall not undertake any other outside activity, whether or not competitive with the business of the Company or the Company Affiliates, that could reasonably give rise to a conflict of interest or otherwise interfere with his or her or her duties and obligations to the Company or any of the Company Affiliates.

c.                                       The Executive further agrees that during the Non-Competition Period, other than as required by the Executive’s duties for the Company and the Company Affiliates during his or her employment, the Executive shall not, and shall not assist anyone else to, directly or indirectly (A) solicit for hiring any employee of the Company or any Company Affiliate or seek to persuade any employee of the Company or any Company Affiliate to discontinue employment or (B) solicit or encourage any independent contractor or other Person doing business with the Company or any Company Affiliate at any time during the Executive’s employment to terminate or diminish its relationship with the Company or any Company Affiliate or to violate any agreement of such independent contractor or other Person with the Company or any Company Affiliate.  For the purposes of this Agreement, an “employee” of the Company or any Company Affiliate is any Person who is then in their employ or who was so employed at any time within the preceding one hundred and eighty (180) days.

[If the Executive has a retention agreement with the Company, the Executive’s customized agreement will contain a provision that states that Section 6.a. will not take effect until June 30, 2004, and that the non-compete provisions of the retention agreement will remain in effect until this date.]

7.                                       Notification Requirement.  During the Non-Competition Period, the Executive shall give notice to the Company of each new business activity he or she plans to undertake, at least fifteen (15) business days prior to beginning any such activity.  Such notice shall state the name and address of the Person for whom such activity is undertaken and the nature of the Executive’s business relationship(s) and position(s) with such Person.  The Executive shall provide the Company with such other pertinent information concerning such business activity as the Company may reasonably request in order to determine the

Executive’s continued compliance with his or her or her obligations under Sections 4, 5, and 6 hereof.

8.                                       Enforcement of Covenants.  The Executive acknowledges that he or she has carefully read and considered all the terms and conditions of this Agreement, including, without limitation, the restraints imposed upon him or her pursuant to Sections 4, 5, and 6 hereof.  The Executive agrees that said restraints are necessary for the reasonable and proper protection of the Company and the Company Affiliates and that each and every one of the restraints is reasonable in respect to subject matter, length of time, geographic area, and otherwise.  The Executive further acknowledges that, were he or she to breach any of the covenants contained in Sections 4, 5, or 6 hereof, the damage to the Company would be irreparable.  The Executive therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Executive of any of said covenants, without having to post bond and for the recovery of reasonable attorneys’ fees incurred in the enforcement of its rights hereunder.  The parties further agree that, in the event that any provision of Section 4, 5, or 6 hereof shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities or otherwise, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

9.                                       Condition.  The obligation of the Company to make payments to the Executive under Section 2 and Section 3 hereof is expressly conditioned upon the Executive’s continued full performance of obligations under Sections 4, 5, 6 and 7 hereof.

10.                                 Definitions.  Words or phrases that are initially capitalized or are within quotation marks shall have the meanings provided in this Section and as provided elsewhere herein.  For purposes of this Agreement, the following definitions apply:

“Affiliates” means, as to any Person other than the Company, all persons and entities directly or indirectly controlling, controlled by or under common control with such Person, where control may be by management authority, equity interest or otherwise.

“Cause” means the willful and continued failure by the Executive to substantially perform the Executive’s duties with the Company (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Executive by the Company, which demand specifically identifies the manner in which the Company believes that the Executive has failed to substantially perform the Executive’s duties; or the willful engaging by the Executive in conduct which is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise; or the Executive’s being convicted of a felony.  However, no act, or failure to act, on the Executive’s part shall be deemed “willful” if it was done, or omitted to be done, by the Executive in good faith and with reasonable belief that the Executive’s act, or failure to act, was in the best interests of the Company.

“Change of Control” means (a) any change in the ownership of the capital stock of Holdings if, immediately after giving effect thereto, any Person (or group of Persons acting in concert) other than the Investors and their Affiliates shall have the direct or indirect power to elect a majority of the members of the board of directors of Holdings or (b) any change in the ownership of the capital stock of Holdings if, immediately after giving effect thereto, the Investors and their Affiliates shall own less than 25% of the outstanding common stock of Holdings on a fully-converted basis (i.e., including all outstanding options, warrants or convertible securities that may at the time be exercised, converted or exchanged).

“Company Affiliates” means Holdings, Holdings’ officers and directors, any Person directly or indirectly controlled by Holdings (including without limitation the Company), and the officers, directors, stockholders, members, partners or other owners of Persons directly or indirectly controlled by Holdings.

“Consideration” means securities or other property (as is the case) paid to the Investors on consummation of a transaction that causes a Change of Control.

“Confidential Information” means any and all information of the Company and the Company Affiliates that is not generally known by others with whom they compete or do business, or with whom any of them plans to compete or do business, and any and all information, publicly known in whole or in part or not, which, if disclosed by the Company or the Company Affiliates would assist in competition against them.  Confidential Information includes without limitation such information relating to (i) the development, research, testing, marketing, and financial activities of the Company and the Company Affiliates, (ii) the Products, (iii) the costs, sources of supply, financial performance and strategic plans of the Company and the Company Affiliates, (iv) the identity and special needs of the customers of the Company and the Company Affiliates, and (v) the people and organizations with whom the Company and the Company Affiliates have business relationships and nature and substance of those relationships.  Confidential Information also includes any information that the Company or any Company Affiliate has received, or may receive hereafter, belonging to customers or others with any understanding, express or implied, that the information would not be disclosed.

“Good Reason” means a reduction in the Executive’s base salary, the Executive’s annual bonus opportunity or the Executive’s benefits that is not cured within ten business days following notice from the Executive specifying the nature of such reduction (excluding in each instance any reduction which applies across-the-board to similarly situated executives of the Company and its Affiliates); or a relocation of more than seventy-five (75) miles of the Executive’s current primary working location; or a failure to provide perquisites, working space and facilities comparable to that provided to similarly situated executives of the Company and its Affiliates that is not cured within ten business days following notice from the Executive specifying the nature of such failure.

“Fair Value” means (i) when the Consideration is Publicly Traded Securities, the Market Value of such Publicly Traded Securities at the time of the consummation of the Change of Control transaction, and (ii) when the Consideration is securities or other property other than Publicly Traded Securities, the fair market value of such Consideration at the time of the consummation of the Change of Control transaction, as determined in good faith by the board of directors of Holdings or its successor.

“Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works of authorship, concepts, and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed, or reduced to practice by the Executive (whether alone or with others, whether or not during normal business hours or on or off Company premises) during the Executive’s employment that relate to either the Products or any prospective activity of the Company, any Company Affiliate, or any Investor or that make use of  Confidential Information or any of the equipment or facilities of the Company or any Company Affiliate.

“Investors” has the meaning given to it in the Stockholders Agreement.

“Market Value” means with respect to any Publicly Traded Security, the number of shares of such securities multiplied by the closing price of the Publicly Traded Security on the exchange or market on which it is traded or quoted on the day on which the Market Value is being measured, or if such day is a weekend or holiday, the closing price of the Publicly Traded Security on the most recent full trading day on the exchange or market on which such security is traded or quoted.  The closing price for any day shall be the last reported sale price or, in the case no such reported sale takes place on such day, the average of the closing bid and asked prices for such day, in each case (i) on the principal national securities exchange on which such security is listed or to which such shares are admitted to trading, or (ii) if such security is not listed or admitted to trading on a national securities exchange, on the Nasdaq National Market or any comparable system, as applicable.

“Options” means those options to purchase Class A Common Stock, $0.001 par value per share, of Holdings granted to Executive pursuant to an option grant agreement between Holdings and the Executive dated as of the Effective Date.

“Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust, and any other entity or organization.

“Products” means printed and electronic materials and all other products planned, researched, developed, written, edited, tested, manufactured, published, sold, licensed, leased, or otherwise distributed or put into use by the Company or any Company Affiliate, together with all services provided or planned by the Company or any Company Affiliate, during the Executive’s employment.

“Public Offering” means a public offering and sale of common stock or other voting securities of Holdings for cash pursuant to an effective registration statement under the Securities Act.

“Publicly Traded Securities” means any security that is publicly traded on the New York Stock Exchange, American Stock Exchange, the Nasdaq National Market, or any other national exchange or comparable national over-the-counter system.

“Stockholders Agreement” means the Stockholders Agreement between and among Holdings, the Company, and certain investors in Holdings, dated as of December 30, 2002, as from time to time in effect.

11.                                 Withholding.  All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

12.                                 Assignment.  Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of the Executive in the event that the Executive is transferred to a position with any Company Affiliate or in the event that the Company hereafter shall effect a reorganization, consolidate with, or merge into, any Person or transfer all or substantially all of its properties or assets to any Person.  This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs, and permitted assigns.

13.                                 Waiver.  No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party.  The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

14.                                 Notices.  Any and all notices, requests, demands, and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person, consigned to a reputable national courier service for overnight delivery or deposited in the United States mail, postage prepaid, registered or certified, and addressed to the Executive at his or her or her last known address on the books of the Company or, in the case of the Company, to the General Counsel at the Company’s principal place of business or to such other address as either party may specify by notice to the other actually received.

15.                                 Entire Agreement.  This Agreement constitutes the entire agreement between the parties and, by the parties’ mutual agreement, except as expressly provided herein supersedes all prior communications, agreements, and understandings, written or oral, with respect to the subject matter hereof, excluding only [the Executive’s Retention Agreement (other than the non-competition provisions thereof, which are superseded to the extent expressly provided herein)]  any existing agreement between the Executive and the Company or any Company Affiliate with respect to confidentiality, non-competition, non-solicitation, assignment of intellectual property or the like (each an “Employee Agreement”), any loans outstanding from the Company or any Company Affiliate or any benefit plan on the Effective Date and the existing rights and obligations of Holdings and the Executive with respect to the options and securities of Holdings, all of which shall remain in full force and effect in accordance with their terms.  If there is a conflict after the Effective Date between the obligations of the Executive under an Employee Agreement and the Executive’s obligations hereunder, the terms of this Agreement shall control.

16.                                 Amendment.  This Agreement may be amended or modified only by a written instrument signed by the Executive and by an expressly authorized representative of the Company.

17.                                 Headings.  The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

18.                                 Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

19.                                 Governing Law.  This Agreement, the rights of the parties and all Actions (as defined in Section 20 below) arising in whole or in part under or in connection herewith, shall be governed by and construed in accordance with the domestic substantive laws of The Commonwealth of Massachusetts, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

20.                                 Jurisdiction.  By Executive’s execution of this Agreement Executive (a) hereby irrevocably submits to the non-exclusive jurisdiction of the state courts of The Commonwealth of Massachusetts and the United States District Court located in The Commonwealth of Massachusetts for the purpose of any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation (“Action”) between the parties arising in whole or in part under or in connection with this Agreement, and (b) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such Action, any claim that Executive is not subject personally to the jurisdiction of the above-named courts.

[Signature Page Follows.]

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company, by its duly authorized representative, and by the Executive, as of the date on which this Agreement is signed by the second of the parties hereto.

THE EXECUTIVE:	THE COMPANY
Houghton Mifflin Company

By:

Title:
Date:
Date: